Exhibit 99

For Immediate Release

            BIG ENTERTAINMENT CLOSES ON ACQUISITION OF HOLLYWOOD.COM

          BIG ENTERTAINMENT ALSO COMPLETES ACQUISITION OF CINEMASOURCE


Boca Raton, FL, (May 20, 1999) -- Big Entertainment, Inc. (NASDAQ: BIGE) today announced that it completed its acquisition of hollywood.com, Inc., formerly Hollywood Online Inc., from The Times Mirror Company. Hollywood.com is a premier movie website that features movie reviews, movie trailers, celebrity chats, and bios on actors and directors, with over one million Web pages of movie content. Page impressions on Hollywood.com during March and April 1999 totaled over 46 million, with an average of more than 2.2 million unique monthly users.

BigE today also announced that it completed the acquisition of the assets of CinemaSource, Inc., the nation's largest provider of movie showtimes listings to the Internet industry. CinemaSource provides movie showtimes to Yahoo!, Excite, MSN, Go Network, CitySearch, Zip2, and numerous other websites.

BigE plans to combine its bige.com website, which is one of the Internet's largest e-commerce movie studio stores, and Hollywood.com, to form a movie content and movie merchandise Internet supersite, all under the Hollywood.com brand.

"The combination of the Hollywood.com brand, bige.com's studio store and CinemaSource's movie listings will offer users a one-stop Internet supersite for movie content, showtimes, and movie merchandise," said Mitchell Rubenstein, Chairman and Chief Executive Officer of BigE.

"Our acquisitions of Hollywood.com and CinemaSource are a major step in our plan to create the dominant Internet movie-related website," added Mr. Rubenstein. "In addition, our recently announced pending transaction with CBS will provide the national branding for our online movie supersite that should ensure our visibility to a wide range of viewers as the top destination for everything about movies."

Thomas Unterman, Executive Vice President and Chief Financial Officer of Times Mirror, said, "We are enthusiastic about the prospects for the combined business, which will be the leader in its category on the web. We are very pleased with our new investment in BigE." Mr. Unterman will be joining the Board of Directors of BigE.

BigE acquired hollywood.com, Inc. from Times Mirror for approximately 2.3 million common shares and a one-year note for approximately $1.9 million. The Times Mirror stake represents approximately 16.5% of BigE's outstanding common shares after giving effect to the acquisitions.

BigE purchased CinemaSource's assets for $6.5 million in cash and approximately 435,000 of its common shares. Funding for the cash portion of the purchase price in the CinemaSource acquisition came from the proceeds of a private placement of approximately 570,000 BigE common shares at a price per share of $21.25, which raised approximately $12 million, before closing costs. Investors in the private placement also received warrants exerciseable for approximately 190,000 common shares at an exercise price of $21.25 per share. The remaining proceeds from the private placement will be used to pay transaction costs of the acquisitions and for working capital purposes. Wasserstein Perella Securities, Inc. acted as sole placement agent for the private placement.

About Hollywood.com

Hollywood.com (www.hollywood.com) is a premier website for movies. The award-winning website features one of the Web's largest collections of movie-related multimedia, including movie trailers, movie soundtracks, photos and exclusive interactive games. Hollywood.com also offers visitors current movie, laserdisc, and movie soundtrack information, as well as local movie theaters' showtimes, daily Hollywood news, celebrity interviews, listings of movies on TV, a searchable database with over 130,000 movies and 850,000 cast and crew credits, movie reviews, box office charts, and interactive forums. Hollywood.com also offers a weekly e-mail dispatch and coverage of premieres, film festivals and events.


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BIG ENTERTAINMENT CLOSES ON ACQUISITION OF HOLLYWOOD.COM
BIG ENTERTAINMENT ALSO COMPLETES ACQUISITION OF CINEMASOURCE

May 20, 1999
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About bige.com

bige.com is an online movie studio store offering thousands of entertainment products from Hollywood studios and popular culture. bige.com sells merchandise based on movies and popular culture including items such as apparel, action figures, games, plush, collectibles and posters. bige.com is available on the Web at www.bige.com as well as on many popular websites, including www.usatoday.com, www.broadcast.com, Excite, IMDb, www.Film.com, and the AdvanceNet websites (www.nj.com, www.mlive.com, www.cleveland.com, www.oregonlive.com, www.rainorshine.com, www.mardigras.com, and www.yucky.com).

About CinemaSource

CinemaSource is the nation's largest distributor of movie showtimes to the Internet industry. The largest media companies (and many of the small ones too) rely on CinemaSource for their movie related informational needs. Its customers include Yahoo!, Excite, MSN, CitySearch, Zip2, The New York Times, Knight Ridder, AdvanceNet, and others.

About Big Entertainment

Big Entertainment, Inc. (NASDAQ:BIGE) was founded by Mitchell Rubenstein and Laurie S. Silvers, who earlier founded the Sci-Fi Channel(TM). Big Entertainment owns Hollywood.com, bige.com, and CinemaSource, a combination of movie-related Internet businesses that are being combined under the "Hollywood.com" brand. Big Entertainment also owns entertainment properties created for it by best-selling authors and media celebrities, including Leonard Nimoy and Mickey Spillane.

CBS Corporation and BigE recently announced that they have signed an agreement in principle for CBS to receive an initial 35% ownership interest (with warrants to purchase an additional 5% ownership position) in Hollywood.com, bige.com and CinemaSource in exchange for $100 million of promotion and content support over a period of seven years. Big Entertainment will own 65% of the joint venture. Completion of the CBS joint venture is subject to finalizing transaction documents and customary closing conditions.

Note: Page impressions and unique user information sources are I/Pro and Accrue, respectively.

(The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in Big Entertainment's filings with the Securities and Exchange Commission.)

Contacts
For Big Entertainment:
Mitchell Rubenstein                  Mark Cohen
Phone: 561-998-8000                  The Pinnacle Group (Investor Relations)
Email: mitch@bige.com                Phone: 516-773-2477




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